UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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Abpro Holdings, Inc.
(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Amendment to Proxy Statement for

Annual Meeting of Stockholders

to be held October 10, 2025

This proxy statement amendment (this “Amendment”), dated October 6, 2025, updates and amends the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Abpro Holdings, Inc., a Delaware corporation, referred to herein as we, us, our or the Company, with the U.S. Securities and Exchange Commission (the “SEC”) on September 8, 2025, in connection with the solicitation by the Company’s Board of Directors (the “Board”), of proxies to be voted at the 2025 Annual Meeting of Stockholders, or any adjournment or postponement thereof (the “Annual Meeting”).

This Amendment supplements and amends the Proxy Statement for the Annual Meeting to amend Proposal No. 3 as described more fully herein. This Amendment is being made available to shareholders beginning on or about October 6, 2025. Except as amended or superseded, all information set forth in the Proxy Statement remains unchanged and is important for you to review and consider before voting.

In order to comply with Nasdaq listing requirements and avoid delisting, Proposal 3 is being amended to authorize our management to effect a reverse stock split of our issued and outstanding shares of common stock at a specific ratio of one-for-thirty (the “Reverse Stock Split”). This Reverse Stock Split, if effected, will be authorized by an amendment to our Certificate of Incorporation. The revised stockholder resolution for Amended Proposal 3 is set forth under the heading “Amended Proposal 3: Approval of Reverse Stock Split” on page 2 of this Amendment.

This Amendment, our Proxy Statement (including the Notice of Annual Meeting of Stockholders), the Company’s Annual Report for the year ended December 31, 2024 (including the Annual Report on Form 10-K for the fiscal year ended December 31, 2024), and related information prepared in connection with the Annual Meeting are available at https://www.cstproxy.com/abpro/am2025. You will need the 12-digit control number included on your notice or proxy card in order to access the proxy materials. These proxy materials will be available free of charge. From and after the date of this Amendment, all references to the “Proxy Statement” are to the Proxy Statement as amended hereby. The Proxy Statement contains important information, and this Amendment should be read in conjunction with the Proxy Statement.

If you have already returned your proxy card or voting instruction form, your votes on Proposal 1 and Proposal 2 remain valid and will be voted at the Annual Meeting. However, because the terms of Proposal 3 have been materially changed from a 1-for-10 ratio to a 1-for-30 ratio, any prior vote you submitted on Proposal 3 is no longer valid.

To vote on the revised Proposal 3, or if you wish to change or revoke your vote on any proposal, you must submit a new proxy card or voting instruction form. Please refer to the disclosure in the Proxy Statement under “Questions and Answers About the Annual Meeting - Can I change my vote after submitting my proxy?,” on page 40 of the Proxy Statement for instructions on how to do so.

AMENDED PROPOSAL 3

APPROVAL OF REVERSE STOCK SPLIT

Overview

Our Board has determined that it is advisable and in the best interests of the Company and its stockholders, for us to amend our Certificate of Incorporation to authorize our management to effect a reverse stock split (the “Reverse Stock Split Charter Amendment”) of our issued and outstanding shares of our common stock at a specific ratio of one-for-thirty (the “Split Ratio” and such reverse stock split at the Split Ratio, the “Reverse Stock Split”). A vote for this Amended Proposal 3 will constitute approval of the Reverse Stock Split that, once authorized by management and effected by filing the Reverse Stock Split Charter Amendment with the Secretary of State of the State of Delaware, will combine 30 shares of our common stock into one share of our common stock. If implemented, the Reverse Stock Split will have the effect of decreasing the number of shares of our common stock issued and outstanding. As used herein, “management” means the Company’s Chief Executive Officer.

Accordingly, stockholders are asked to adopt and approve the Reverse Stock Split Charter Amendment, in substantially the form set forth in Appendix A of this Proxy Statement, to effect the Reverse Stock Split as set forth in the Reverse Stock Split Charter Amendment, subject to management’s determination, in its sole discretion, whether or not to implement the Reverse Stock Split, provided that the Reverse Stock Split must be effected on or prior to the one-year anniversary date of the Annual Meeting. The text of Appendix A remains subject to modification to include such changes as may be required by the Secretary of State of the State of Delaware and as management deems necessary or advisable to implement the Reverse Stock Split.

If adopted and approved by the holders of our outstanding common stock, the Reverse Stock Split would be applied at the Split Ratio prior to the one-year anniversary date of the Annual Meeting. The Company’s management team reserves the right to elect to abandon the Reverse Stock Split if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders.

Purpose and Rationale for the Reverse Stock Split

Avoid Delisting from Nasdaq. As we have previously reported, on April 2, 2025, the Company received a notice (the Minimum Bid Price Notice”) from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, based on the closing bid price of the Company’s common stock it no longer complied with the minimum bid price requirement for continued listing on Nasdaq. Nasdaq Listing Rule 5450(a)(1) requires listed securities to maintain a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”), and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the Minimum Bid Price Requirement exists if the deficiency continues for a period of 30 consecutive business days.

The Company was provided an initial compliance period of 180 calendar days, ending on September 29, 2025, to regain compliance. To do so, the closing bid price of the Company’s common stock must have been at least $1.00 per share for a minimum of 10 consecutive business days prior to that date.

On September 30, 2025, the Company received a letter from Nasdaq stating that it had not regained compliance with the Minimum Bid Price Requirement during the allotted compliance period. The Company intends to timely request a hearing before the Nasdaq Hearings Panel (the “Panel”). The hearing request will stay the suspension of the Company’s securities pending the Panel’s decision or any extension of time granted by the Panel to regain compliance. During the hearing, the Company will present its plans to regain compliance with the bid price and all other continued listing requirements. However, there can be no assurance that the Panel will grant the Company’s request for continued listing or that the Company will be able to demonstrate compliance prior to the expiration of any extension that may be granted.

Our Board believes that the Reverse Stock Split is necessary to maintain our listing on Nasdaq and regain compliance with the Minimum Bid Price Requirement. Accordingly, the Board has approved resolutions proposing the Reverse Stock Split Charter Amendment to effect the Reverse Stock Split and directed that it be submitted to our stockholders for adoption and approval at the Annual Meeting. Management and the Board have considered the potential harm to us and our stockholders should Nasdaq delist our common stock from trading. Delisting could adversely affect the liquidity of our common stock since alternatives, such as the OTC Bulletin Board and the pink sheets, are generally considered to be less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on an OTC market. Many investors likely would not buy or sell our common stock due to difficulty in accessing OTC markets, policies preventing them from trading in securities not listed on a national exchange, or other reasons.

Other reasons. The Board also believes that the increased market price of our common stock expected as a result of implementing the Reverse Stock Split could improve the marketability and liquidity of our common stock and may encourage interest and trading in our common stock. The Reverse Stock Split, if effected, could allow a broader range of institutions to invest in our common stock (namely, funds that are prohibited from buying stock whose price is below a certain threshold), potentially increasing the trading volume and liquidity of our common stock. The Reverse Stock Split could help increase analyst and broker interest in the common stock, as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a low average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher.

Our Board does not intend for this transaction to be the first step in a series of plans or proposals to effect a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Risks of the Proposed Reverse Stock Split

We cannot assure you that the proposed Reverse Stock Split will increase the price of our common stock and have the desired effect of maintaining compliance with Nasdaq’s Minimum Bid Price Requirement.

If the Reverse Stock Split is implemented, our Board expects that it will increase the market price of our common stock so that we are able to maintain compliance with Nasdaq’s Minimum Bid Price Requirement. However, the effect of the Reverse Stock Split upon the market price of our common stock cannot be predicted with any certainty. The history of similar reverse stock splits for companies in similar circumstances is varied. It is possible that (i) the per share price of our common stock after the Reverse Stock Split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the Reverse Stock Split, (ii) the market price per post-Reverse Stock Split share may not exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time, or (iii) the Reverse Stock Split may not result in a per share price or market capitalization that would attract brokers and investors who do not trade in lower priced stocks or valued companies. Even if the Reverse Stock Split is implemented, the market price of our common stock may decrease due to factors unrelated to the Reverse Stock Split. In any case, the market price of our common stock will be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If the Reverse Stock Split is consummated and the trading price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. Even if the market price per post-Reverse Stock Split share of our common stock remains in excess of $1.00 per share, we may be delisted due to a failure to meet other continued listing requirements, including Nasdaq requirements related to the minimum stockholders’ equity, minimum number of shares that must be in the public float and the minimum market value of the public float.

A decline in the market price of our common stock after the Reverse Stock Split is implemented may result in a greater percentage decline than would occur in the absence of a reverse stock split.

If the Reverse Stock Split is implemented and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our common stock will, however, also be based upon our performance and other factors, which are unrelated to the number of shares of common stock outstanding.

The proposed Reverse Stock Split may decrease the liquidity of our common stock.

The liquidity of our common stock may be harmed by the proposed Reverse Stock Split given the reduced number of shares of common stock that would be outstanding after the Reverse Stock Split, particularly if the stock price does not increase as a result of the Reverse Stock Split.

The Reverse Stock Split will increase the proportion of authorized but unused shares, potentially leading to dilution and a decline in stock price.

In addition, the Reverse Stock Split would reduce the number of outstanding shares of our common stock without reducing the number of shares of available but unissued common stock, increasing the number of authorized but unissued shares of our common stock. Therefore, the number of shares of our common stock that are authorized and unissued will increase relative to the number of issued and outstanding shares of our common stock following the Reverse Stock Split. The Board may authorize the issuance of the remaining authorized and unissued shares without further stockholder action for a variety of purposes, except as such shareholder approval may be required in particular cases by our Certificate of Incorporation, applicable law, or the rules of any stock exchange on which our securities may then be listed. The issuance of additional shares would be dilutive to our existing shareholders and may cause a decline in the trading price of our common stock.

Determination of the Ratio for the Reverse Stock Split

If Amended Proposal 3 is approved by stockholders and management determines that it is in the best interests of the Company and its stockholders to move forward with the Reverse Stock Split at the Split Ratio. In determining which ratio to use, management considered numerous factors, including the historical and projected performance of our common stock, the effect of the ratio on our compliance with other Nasdaq listing requirements, prevailing market conditions and general economic trends, and placed emphasis on the expected closing price of our common stock in the period following the effectiveness of the Reverse Stock Split. Management also considered the impact of the ratio on investor interest. The purpose of selecting the Split Ratio is to give management the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. Based on the number of shares of common stock issued and outstanding as of the record date, after completion of the Reverse Stock Split, we will have 2,705,000 shares of common stock issued and 2,672,222 shares outstanding.

Principal Effects of the Reverse Stock Split

After the effective date of the proposed Reverse Stock Split, each stockholder will own a reduced number of shares of common stock. The proposed Reverse Stock Split will affect all stockholders uniformly. The proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the proposed Reverse Stock Split. For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to a Reverse Stock Split would continue to hold 2% of the voting power of the outstanding shares of our common stock immediately after such Reverse Stock Split.

The following table contains approximate number of issued and outstanding shares of common stock, and the estimated per share trading price following a 1:30 Reverse Stock Split, without giving effect to the issuance of any derivative securities, as of September 2, 2025.

	Current	1:30
Common stock Authorized	110,000,000	110,000,000
Common stock Issued	81,150,000	2,705,000
Common stock Outstanding	80,166,667	2,672,222
Number of Shares of Common Stock Reserved for Issuance(1)	28,850,000	961,667
Number of Shares of Common Stock Authorized but Unissued and Unreserved	-	106,333,333
Price per share, based on the closing price of our Common Stock on the Record Date(2)	$0.252	$7.56

(1)	Includes shares reserved for issuance under the outstanding public and private warrants.
(2)	The price per share indicated reflects solely the application of the Split Ratio to the closing price of our common stock on the Record Date.

After the effective date of the Reverse Stock Split, our common stock would have a new CUSIP number, a number used to identify our common stock.

Our common stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Stock Split will not affect the registration of our common stock under the Exchange Act. Our common stock would continue to be reported on Nasdaq under the symbol “ABP”, although it is likely that Nasdaq would add the letter “D” to the end of the trading symbol for a period of twenty trading days after the effective date of the Reverse Stock Split to indicate that the Reverse Stock Split had occurred.

Effect on Outstanding Derivative Securities

The Reverse Stock Split will require that proportionate adjustments be made to the conversion rate, the per share exercise price and the number of shares issuable upon the exercise or conversion of the following outstanding derivative securities issued by us, in accordance with the Split Ratio (all figures are as of September 2, 2025, and are on a pre-Reverse Stock Split basis), including:

●	6,436,665 shares of common stock issuable upon the exercise of options outstanding under the 2014 Stock Incentive Plan at a weighted average exercise price of $1.73 per share;

●	242,400 shares of common stock issuable upon the exercise of options outstanding under the 2024 Stock Incentive Plan at a weighted average exercise price of $0.32 per share;

●	533,229 shares issuable upon the vesting of Restricted Stock Units;

●	15,000,000 shares of common stock issuable upon exercise of public warrants;

●	13,850,000 shares of common stock issuable upon exercise of outstanding private warrants; and

●	825,000 shares issuable upon exercise of warrants issued to Ian Chan with the exercise price of $3.33 per share.

Unless otherwise indicated, the number of shares of our common stock outstanding as of September 2, 2025, and the other information based thereon:

●	Does not reflect 6,240,773 shares of our common stock issued or reserved for issuance under the 2024 Incentive Plan;

●	Does not reflect 6,436,665 shares of our common stock issuable upon the exercise of rollover stock options as of November 13, 2024, originally issued by Abpro Corporation with a weighted-average exercise price of $1.73 per share;

●	Does not reflect the exercise of Warrants to purchase up to 28,850,000 shares of our common stock;

●	Does not reflect 533,229 shares issuable upon the vesting of Restricted Stock Units;

●	Does not reflect the exercise of other warrants to purchase up to 850,000 shares of Common Stock issued to Ian Chan.

The adjustments to the above securities, as required by the Reverse Stock Split and in accordance with the Split Ratio, would result in approximately the same aggregate price being required to be paid under such securities upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split.

Effect on Equity Incentive Plans

As of September 2, 2025, we had 5,998,373 shares of common stock reserved for issuance pursuant to the exercise of outstanding options issued under the 2024 Incentive Plan. Pursuant to the terms of the 2024 Incentive Plan, the Board, or a designated committee thereof, as applicable, will adjust the number of shares of common stock underlying outstanding awards, the exercise price per share of outstanding stock options and other terms of outstanding awards issued pursuant to the 2024 Incentive Plan to equitably reflect the effects of the Reverse Stock Split. The number of shares subject to vesting under restricted stock awards and the number of shares issuable as contingent consideration as part of an acquisition by the Company will be similarly adjusted, subject to our treatment of fractional shares. Furthermore, the number of shares available for future grant under the 2024 Incentive Plan will be similarly adjusted.

The proposed Reverse Stock Split would become effective on the date of filing of the Reverse Stock Split Charter Amendment with the office of the Secretary of State of the State of Delaware unless another effective date is set forth in the Reverse Stock Split Charter Amendment. On the effective date, shares of common stock issued and outstanding shares of common stock held in treasury, in each case, immediately prior thereto will be combined and reclassified, automatically and without any action on the part of our stockholders, into new shares of common stock in accordance with the Split Ratio set forth in this Amended Proposal 3. If the proposed Reverse Stock Split Charter Amendment is not adopted and approved by our stockholders, the Reverse Stock Split will not occur.

Treatment of Fractional Shares

No fractional shares of common stock will be issued as a result of the Reverse Stock Split. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the reverse stock split ratio will automatically be entitled to receive an additional fraction of a share of common stock to round up to the next whole share.

Record and Beneficial Stockholders

If the Reverse Stock Split is authorized by our stockholders and our Board elects to implement the Reverse Stock Split, stockholders of record holding some or all of their shares of common stock electronically in book entry form under the direct registration system for securities will receive a transaction statement at their address of record indicating the number of shares of common stock they hold after the Reverse Stock Split. Non-registered stockholders holding common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

If the Reverse Stock Split is authorized by the stockholders and our Board elects to implement the Reverse Stock Split, stockholders of record holding some or all of their shares in certificate form will receive a letter of transmittal, as soon as practicable after the effective date of the Reverse Stock Split. Our transfer agent will act as “exchange agent” for the purpose of implementing the exchange of stock certificates. Holders of pre-Reverse Stock Split shares will be asked to surrender to the exchange agent certificates representing pre-Reverse Stock Split shares in exchange for post-Reverse Stock Split shares and payment in lieu of fractional shares (if any) in accordance with the procedures to be set forth in the letter of transmittal. Until surrender, each certificate representing shares before the Reverse Stock Split would continue to be valid and would represent the adjusted number of whole shares based on the Split Ratio. No new post-Reverse Stock Split share certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-REVERSE STOCK SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Consequences

The par value per share of our common stock would remain unchanged at $0.0001 per share after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, the stated capital on our balance sheet attributable to our common stock will be reduced proportionally, based on the Split Ratio, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share of our common stock net income or loss and net book value will be increased because there will be fewer shares of common stock outstanding. The shares of common stock held in treasury, if any, will also be reduced proportionately based on the Split Ratio. Retroactive restatement will be given to all share numbers in the financial statements, and accordingly all amounts including per share amounts will be shown on a post-split basis. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

No Appraisal Rights

Our stockholders are not entitled to dissenters’ or appraisal rights under the DGCL with respect to this Amended Proposal 3 and we will not independently provide our stockholders with any such right if the Reverse Stock Split is implemented.

Material Federal U.S. Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material U.S. federal income tax consequences of a Reverse Stock Split to our stockholders. The summary is based on the Code, applicable U.S. Department of the Treasury regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service (the “IRS”) regarding the federal income tax consequences of a Reverse Stock Split. This discussion only addresses stockholders who hold our common stock as capital assets. It does not purport to be complete and does not address stockholders subject to special tax treatment under the Code, including, without limitation, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign stockholders, stockholders who hold their pre-Reverse Stock Split shares as part of a straddle, hedge or conversion transaction, and stockholders who acquired their pre-Reverse Stock Split shares pursuant to the exercise of employee stock options or otherwise as compensation. If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Accordingly, partnerships (and other entities treated as partnerships for U.S. federal income tax purpose) holding our common stock and the partners in such entities should consult their own tax advisors regarding the U.S. federal income tax consequences of the proposed Reverse Stock Split to them. In addition, the following discussion does not address the tax consequences of the Reverse Stock Split under state, local and foreign tax laws. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the Reverse Stock Split, whether or not they are in connection with the Reverse Stock Split.

We believe that because the Reverse Stock Split is not part of a plan to increase periodically a stockholder’s proportionate interest in our assets or earnings and profits, the Reverse Stock Split should have the following federal income tax effects. The Reverse Stock Split is expected to constitute a “recapitalization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. A stockholder who receives solely a reduced number of shares of our common stock will not recognize gain or loss. In the aggregate, such a stockholder’s basis in the reduced number of shares of our common stock will equal the stockholder’s basis in its old shares of our common stock and such stockholder’s holding period in the reduced number of shares will include the holding period in its old shares exchanged. The Treasury Regulations provide detailed rules for allocating the tax basis and holding period of shares of our common stock surrendered in a recapitalization to shares received in the recapitalization. Stockholders of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

We will not recognize any gain or loss as a result of the proposed Reverse Stock Split.

A stockholder of our common stock will be subject to backup withholding if such stockholder is not otherwise exempt and such stockholder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a stockholder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. Stockholders of our common stock should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL U.S. INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

Required Vote and Recommendation of the Board for Amended Proposal 3

Pursuant to changes to Section 242 of the DGCL, which became effective on August 1, 2023 (the “DGCL Change”), the necessary stockholder vote to approve reverse stock splits and an increase in authorized share capital was reduced from a majority of outstanding shares entitled to vote, to a majority of votes actually cast at a meeting. In addition to reducing the required shareholder vote for approval of these actions, the DGCL Change has the effect of causing abstentions to have no effect on a stockholder vote. This reduced vote requirement only applies to companies (like ours) whose stock is listed on a national securities exchange and who would continue to meet the listing requirements of the exchange immediately after giving effect to such actions.

Pursuant to the DCGL Change, approval and adoption of this Amended Proposal 3 requires the affirmative vote of at least a majority of votes actually cast at the meeting. Amended Proposal 3 is generally considered to be a “routine” matter which means that banks, brokers or other nominees will have discretionary authority to vote on this matter. Accordingly, no “broker non-votes” are expected on Amended Proposal 3. Abstentions and “broker non-votes”, if any, will not be counted as votes cast and will not affect the outcome of the vote on Amended Proposal 3.

The Board unanimously recommends that you vote FOR Amended Proposal 3.

APPENDIX A

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF ABPRO HOLDINGS, INC.

Abpro Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

1. The name of the Company is Abpro Holdings, Inc.

2. The Certificate of Incorporation of the Company is amended by replacing Article IV with the following:

“A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 111,000,000 shares. 110,000,000 shares shall be Common Stock, each having a par value of $0.0001. 1,000,000 shares shall be Preferred Stock, each having a par value of $0.0001.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of any or all of the unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

C. Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Corporation’s Certificate of Incorporation, as amended, pursuant to the Delaware General Corporation Law, each thirty shares of the Common Stock issued immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified and combined into one validly issued, fully paid and non-assessable share of the Corporation’s Common Stock, $0.0001 par value per share (the “New Common Stock”), without any action by the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares of New Common Stock shall be issued as a result of the Reverse Stock Split and, any person who would otherwise be entitled to a fractional share of New Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a whole share of New Common Stock in lieu of any fractional share created as a result of such Reverse Stock Split. Each book entry position that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such book entry position shall have been reclassified and combined; provided, that each person holding of record a book entry position that represented shares of Old Common Stock shall receive, a new book entry position evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination.

D. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (this “Restated Certificate”) (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other such series of Preferred Stock, to vote thereon by law or pursuant to this Restated Certificate (including any certificate of designation filed with respect to any series of Preferred Stock).

E. The Reverse Stock Split shall not affect the total number of shares of capital stock, including the Common Stock, that the Corporation is authorized to issue, which shall remain as set forth under this Article IV.”

3. This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. This Certificate of Amendment shall become effective as of [●] p.m., Eastern Time on [●], 202[●].

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be duly executed in its corporate name as of the [●]th day of [●], 202[●].

ABPRO HOLDINGS, INC.

By:
Name:
Title:

2025 3 . To approve an amendment to the Company’s certificate of incorporation to effect a reverse stock split of the Company’s common stock, par value $ 0 . 0001 per share, at a ratio of one - for - thirty (Proposal 3 ) ; and 4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. 1. To re - elect one Class I director: (1) Ian McDonald 2 . To ratify the appointment of Wolf & Company, P . C . as our independent registered public accounting firm for the fiscal year ending December 31 , 2025 (Proposal 2 ) ; ABPRO HOLDINGS, INC. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED Signature Signature, if held jointly Date 2025. Note: Signature should agree with name printed hereon. If shares are held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney. Please mark like this X your votes 200224 Abpro Holdings, Inc. Proxy Card_Rev4 - Front CONTROL NUMBER PROXY THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. INTERNET – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote at the Meeting – If you plan to attend the virtual online general meeting, you will need your 12 digit control number to vote electronically at the general meeting. To attend the general meeting, visit: https://www.cstproxy.com/abpro/am2025 MAIL – Mark, sign and date your proxy card and return it in the postage - paid envelope provided. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card . Votes submitted electronically over the Internet must be received by 11 : 59 p . m . , Eastern Time, on October 9 , 2025 . YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet - QUICK YYY EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail FOR WITHHOLD FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

2025 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ABPRO HOLDINGS, INC. The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement, dated September 8 , 2025 , as amended October 6 , 2025 in connection with the annual meeting of stockholders (the “Meeting”) of Abpro Holdings, Inc . to be held on October 10 , 2025 , at 10 : 00 a . m . Eastern time, and hereby appoints Miles Suk, the attorney and proxy of the undersigned, with power of substitution, to vote all stock of the Company registered in the name provided, which the undersigned is entitled to vote at the Annual Meeting, and at any adjournments thereof, with all the powers the undersigned would have if personally present . Without limiting the general authorization hereby given, said proxy is, instructed to vote or act as follows on the proposals set forth in the accompanying proxy statement/prospectus . THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN . IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 , 2 AND 3 . PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY . THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER . IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS AND WILL GRANT DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF . THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU . (Continued and to be marked, dated and signed on the other side) Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders of Abpro Holdings, Inc. to be held on October 10, 2025 To view the 2025 Proxy Statement and to Attend the Annual Meeting, please go to: https://www.cstproxy.com/abpro/am2025 200224 Abpro Holdings, Inc. Proxy Card_Rev4 - Back